                                                                   Exhibit 10.15

================================================================================

                                NOTE AND WARRANT
                               PURCHASE AGREEMENT

                                 by and between

                           OPEN PORT TECHNOLOGY, INC.

                                      and

                          CID MEZZANINE CAPITAL, L.P.



                           Dated as of June 22, 1998

================================================================================

                               TABLE OF CONTENTS

ARTICLE I      DEFINITIONS.............................................. 2
     Section 1.1.   Definitions......................................... 2
     Section 1.2.   Accounting Terms.................................... 5

ARTICLE II     PURCHASE, SALE AND TERMS OF NOTE; PAYMENTS............... 5

     Section 2.1.   Description of Notes................................ 5
     Section 2.2.   Commitment.......................................... 6
     Section 2.3.   Issue Price; Original Issue Discount................ 6
     Section 2.4.   Use of Proceeds..................................... 6
     Section 2.5.   Prepayment.......................................... 6
     Section 2.6.   Payments and Endorsements........................... 7
     Section 2.7.   Maximum Legal Rate of Interest...................... 7
     Section 2.8.   Payment on Non-Business Days........................ 7
     Section 2.9.   Transfer and Exchange of Note....................... 7
     Section 2.10.  Replacement of Note................................. 7
     Section 2.11.  Subordination....................................... 8
     Section 2.12.  Commitment Fee...................................... 8
     Section 2.13.  Default Rate of Interest............................ 8

ARTICLE III    PURCHASE, SALE AND TERMS OF WARRANTS..................... 8

     Section 3.1.   The Warrants........................................ 8
     Section 3.2.   Purchase and Sale of Warrants....................... 9

ARTICLE IV     CONDITIONS TO PURCHASER'S OBLIGATION..................... 9

     Section 4.1.   Representations and Warranties...................... 9
     Section 4.2.   Documentation at Closing............................ 9
     Section 4.3.   No Default..........................................10
     Section 4.4.   Equity Investment...................................10

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........10

     Section 5.1.   Representations and Warranties of the Purchaser.....10
     Section 5.2.   Transferees Bound...................................11

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............12
     Section 6.1.   Organization, Good Standing, and Qualification.......12
     Section 6.2.   Capital Structure of the Company
                     and Investments in the Company......................12
     Section 6.3.   Title to the Notes and the Warrants..................13
     Section 6.4.   Compliance with Securities Laws......................13
     Section 6.5.   Authority............................................14
     Section 6.6.   Validity; No Violation...............................14
     Section 6.7.   No Equity Investments................................15
     Section 6.8.   Financial Statements.................................15
     Section 6.9.   No Material Adverse Change...........................15
     Section 6.10.  Absence of Undisclosed Liabilities and Encumbrances..15
     Section 6.11.  Tax Matters..........................................15
     Section 6.12.  Title to Property and Related Matters................16
     Section 6.13.  Real Property Owned..................................16
     Section 6.14.  Real Property Leased.................................16
     Section 6.15.  Intellectual Property................................17
     Section 6.16.  Contracts, Agreements, and Commitments...............18
     Section 6.17.  Litigation...........................................19
     Section 6.18.  Compliance; Governmental Authorization...............19
     Section 6.19.  Labor Relations......................................20
     Section 6.20.  Compensation.........................................21
     Section 6.21.  Benefit Plans........................................21
     Section 6.22.  Related Transactions.................................21
     Section 6.23.  Broker's or Finder's Fees............................21
     Section 6.24.  Minute Books and Stock Record Books..................22
     Section 6.25.  Registration Rights..................................22
     Section 6.26.  Qualified Small Business Stock.......................22
     Section 6.27.  Disclosure...........................................22
     Section 6.28.  Customers, Vendors, and Suppliers....................22

ARTICLE VII    COVENANTS OF THE COMPANY..................................23

     Section 7.1.   Affirmative Covenants of the Company
                     Other Than Reporting Requirements...................23
     Section 7.2.   Negative Covenants of the Company....................28

ARTICLE VIII   EVENTS OF DEFAULT.........................................32

     Section 8.1.   Events of Default....................................32
     Section 8.2.   Remedies.............................................33
     Section 8.3.   Annulment of Defaults................................34

 ARTICLE IX     MISCELLANEOUS............................................34
     Section 9.1.   Amendment and Certain Waivers........................34
     Section 9.2.   Benefit of Parties; Assignability....................34
     Section 9.3.   Confidentiality......................................34
     Section 9.4.   Cooperation..........................................34
     Section 9.5.   Counterparts.........................................35
     Section 9.6.   Cumulative Remedies and Survival.....................35
     Section 9.7.   Entire Agreement.....................................35
     Section 9.8.   Governing Law and Choice of Forum....................35
     Section 9.9.   Indemnification......................................35
     Section 9.10.  Interpretation.......................................36
     Section 9.11.  Knowledge of the Company.............................36
     Section 9.12.  Notices..............................................36
     Section 9.13.  Payments in Respect of Notes.........................37
     Section 9.14.  Payments in Respect of Warrant.......................37
     Section 9.15.  Severability.........................................37
     Section 9.16.  Table of Contents and Captions.......................38
     Section 9.17.  Validity of Provisions...............................38
     Section 9.18.  Waiver of Breach.....................................38

                      NOTE AND WARRANT PURCHASE AGREEMENT


     This Note and Warrant Purchase Agreement ("Agreement") is entered into as of June 22, 1998, by and between CID Mezzanine Capital, L.P., a Delaware limited partnership ("CID"), and Open Port Technology, Inc., an Illinois corporation (the "Company").

                            Preliminary Statements
                            ----------------------

     The Company is principally engaged in the development, production, distribution, sale, and support of computer software and related hardware products. The Company is interested in obtaining additional private funding and CID is willing to provide that funding on the terms and conditions set forth in this Agreement.

                             Terms and Conditions
                             --------------------

     In consideration of the mutual covenants, agreements presentations, and warranties contained in this Agreement and intending to be legally bound, CID and the Company agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Section 1.1. Definitions. As used herein, the following terms have the meanings indicated, which apply equally to both the singular and plural forms of the terms defined:

     "Affiliate" means, as to any specified Person, any other Person controlling, controlled by or under common control with the specified Person.

     "Amended and Restated Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement dated as of June 15, 1998 by and among the Company, and Microsoft Corporation; Oak Investment Partners; New Enterprise Associates VII, Limited Partnership; NEA Presidents' Fund, L.P.; NEA Ventures 1997, L.P.; Frontenac VI Limited Partnership; CID Equity Capital III, L.P.; CID Equity Capital V, L.P.; Battery Ventures III, L.P.; MKW Partners, L.P.; Jonathan N. Zakin; Kory Associates Pension Plan; Ronald Kory and Kathy Kory; Joseph A. Piscopo; Royce J. Holland; Hollis Family Limited Partnership; Northwestern University; David Aniol; Douglas Cogswell; Robert Milburn; and Alvon Ramp (collectively, the "Preferred Shareholders").

     "Amended and Restated Voting and Co-Sale Agreement" means the Amended and Restated Voting and Co-Sale Agreement dated as of June 15, 1998 by and among the Company, the Preferred Shareholders, and Antonio Dutra, Gordon K. Kapes, Omprasad S. Nandyal, Randy S. Storch, and Martin T. Wegner.

     "Applicable Laws" has the meaning assigned to that term in Section 6.5.

     "Bank" means the Silicon Valley National Bank d/b/a Silicon Valley East and its successors and assigns.

     "Bank Subordination Agreement" means the Subordination Agreement by and between the Bank and CID, dated as of June 19, 1998.

     "Business Day" means any day other than a Saturday, Sunday, and public holiday or the equivalent for banks under the laws of the States of Illinois or Indiana.

     "Change in Control" means any consummation of an agreement to or transaction whereby (a) the Company merges, consolidates, or exchanges at least a majority of its shares with, or sells all or substantially all of its assets to another person or entity, or (b) any transaction or any event as a result of which any one or more Persons (other than the Purchaser or a stockholder of the Company on the Closing Date) acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Closing Date (other than as the direct result of a transfer by descent or distribution of a decedent's estate) 50% or more of any class of stock of the Company outstanding at the time having power ordinarily to vote for directors of the Company.

     "Closing" has the meaning assigned to that term in Article IV.

     "Closing Date" has the meaning assigned to that term in Section 2.2.

     "Code" has the meaning assigned to that term in Section 2.3.

     "Commission" means the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act).

     "Common Stock" means and includes (a) the Company's common stock, as authorized on the date of this Agreement, and (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in payment, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of directors of the Company (even though the right to vote may have been suspended by the happening of a contingency), and (c) any other securities into which or for which any of the securities described in (a) or (b) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets, or otherwise.

     "ERISA" has the meaning assigned to that term in Section 6.21.

     "Events of Default" has the meaning assigned to that term in Section 8.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as in effect at the time.

     "Financial Statements" has the meaning assigned to that term in Section
6.8.

     "Funded Indebtedness" means all Indebtedness for borrowed money (including purchase money obligations) maturing one year or more from the date of creation or incurrence thereof or that may be renewed or extended at the option of the debtor to a date one year or more from the date of creation or incurrence thereof, all Indebtedness under revolving credit arrangements extending over a year or more, and all capitalized lease obligations.

     "GAAP" means generally accepted accounting principles recognized by the American Institute of Certified Public Accountants. Unless otherwise specifically stated herein, use of the term "GAAP" means that those principles are applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practices of the Company and its Subsidiaries as reflected on the Financial Statements so as to properly reflect the financial condition, and the results of operations and cash flow of the Company and its Subsidiaries.

     "Indebtedness" means all obligations, contingent and otherwise, that should, in accordance with GAAP, be classified upon the obligor's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to that mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not they are or should be so reflected in the balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (ii) the present value of any lease payments due under leases required to be capitalized and determined in accordance with applicable Statements of Financial Accounting Standards.

     "Investment Documents" has the meaning set forth in Section 6.5.

     "Major Event of Default" means (A) a breach of any of the following covenants contained in this Agreement: Section 7.1(f) or (l); Section 7.2(b),
(c), (d), (e), (f), (g) or (h); or (B) an Event of Default existing under
Section 8.1(a), (b) or (h).

     "Note" and "Notes" have the meaning assigned to those terms in Section 2.1.

     "Permitted Liens" has the meaning assigned to that term in Section 7.2(a).

     "Person" means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

     "Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     "Purchase Date" has the meaning set forth in Section 2.2.

     "Purchaser" means and includes CID, and any other holder or holders from time to time of the Note or Warrants.

     "Qualified IPO" means the closing of a public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company if: (i) the price per share of the Common Stock of the Company is at least $2.80 (as appropriately adjusted for any stock dividends, combinations, splits, and the like with respect to the Common Stock); and (ii) the net proceeds to the Company after all costs and expenses, including but not limited to underwriting discounts and commissions, will be at least $20,000,000.

     "Securities" means collectively the Note, the Warrants, and the Warrant Shares.

     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as in effect at the time.

     "Senior Debt" means (i) all Indebtedness of the Company and any of its Subsidiaries for money borrowed from banks or institutional lenders, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, that is not by its terms subordinate and junior to the Note and that is disclosed on the Financial Statements or is permitted by this Agreement at the time it is created or incurred, (ii) all Indebtedness of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness referred to in item (i) above, where the security securing that Indebtedness is substantially the same security as that securing the Indebtedness being refinanced, (iii) all capitalized lease obligations of the Company and any of its Subsidiaries that are permitted by this Agreement at the time they are incurred, and (iv) all guarantees by the Company and any of its Subsidiaries that are not by their terms subordinate and junior to the Note and that are permitted hereby at the time they are made of Indebtedness of any Subsidiary if that Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii), (iii) or (iv) of this sentence had it been indebtedness of the Company.

     "Series A Preferred Stock" has the meaning set forth in Section 6.2.

     "Series B Preferred Stock" has the meaning set forth in Section 6.2.

     "Series C Preferred Stock" has the meaning set forth in Section 6.2.

     "Stock Option Plan" means the Company's (i) employee stock option plan for the benefit of the Company's officers, directors and employees, and (ii) non-employee stock option plan for the benefit of members of the Board of Directors, consultants, suppliers and contractors.

     "Subordinated Debt" means all Indebtedness of the Company and any of its Subsidiaries for money borrowed from any Person, including any extensions or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, that is by its terms subordinate and junior to Senior Debt on terms acceptable to the holders of Senior Debt and that is permitted by this Agreement at the time it is created or incurred, including, without limitation, the Notes as subordinated to the Bank pursuant to the Subordination Agreement.

     "Subsidiary" or "Subsidiaries" means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of that corporation (irrespective of whether or not at the time stock of any class or classes of that corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by the Company and/or any one or more of its Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which the Company and/or one or more of its Subsidiaries has more than a 50% equity interest at the time.

     "Transaction" has the meaning set forth in Section 7.2.

     "Warrant Shares" has the meaning assigned to that term in Section 3.1.

     "Warrants" has the meaning assigned to that term in Section 3.1.

     Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP.

                                  ARTICLE II

                  PURCHASE, SALE AND TERMS OF NOTE; PAYMENTS
                  ------------------------------------------

     Section 2.1. Description of Notes. The Company has authorized the issuance and sale to the Purchaser of up to $3,000,000 aggregate principal amount of its 11% Subordinated Notes (individually, a "Note" and collectively, the "Notes"). The Notes shall be substantially in the form set forth as Exhibit 2.1 (including any Note or Notes delivered in exchange or replacement therefor). The Notes shall be due and payable on July 1, 2001, except to the extent they are subject to earlier acceleration as provided therein. The Notes shall become immediately due and payable upon any Change in Control of the Company; provided, however, that a reincorporation by the Company under the laws of the State of Delaware, or a merger into a newly-formed corporation incorporated under Delaware law, shall not trigger acceleration of the Notes. The Notes shall bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof until due and payable at the rate of 11% per annum. Interest shall accrue from the date of issuance of the Notes and be payable (y) monthly in arrears on the first day of each month, commencing on the first day of the first month following execution and delivery of each Note, and (z) at maturity or prior prepayment of the Notes in full.

     Section 2.2. Commitment. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions contained in this Agreement, the Purchaser agrees to purchase the Notes as set forth below:

     (a) Initial Funding. On the date on which this Agreement is executed and delivered (the "Closing Date"), the Company shall sell and the Purchaser shall purchase a Note in the original principal amount of not less than $1,500,000.

     (b) Subsequent Funding. For a period of 12 months after the Closing Date, subject to the terms and conditions set forth in this Agreement and the Notes, the Company may request that the Purchaser purchase additional Notes in an aggregate original principal amount of up to $1,500,000. The Company shall determine the amount and dates of these subsequent purchases of the Notes (each, a "Purchase Date") by delivering in writing to the Company no later than ten Business Days prior to each requested Purchase Date. Each subsequent Note, if any, shall be in an aggregate principal amount of not less than $500,000. Purchaser's obligation to purchase Notes on any Purchase Date shall be expressly conditioned upon the Company's ongoing compliance with all of the terms and conditions set forth in this Agreement and the other Investment Documents.

     (c) Minimum Balance Outstanding. During the term of the Notes, the Company shall maintain a minimum, aggregate, outstanding balance due and payable under the Notes of $1,500,000.

     Section 2.3. Issue Price; Original Issue Discount. Having considered all facts relevant to a determination of the value of the Notes and the Warrants being acquired by the Purchaser, including among other things the leveraged nature of the Company's capitalization and the nature of its business and prospects, the Company and the Purchaser have concluded and do hereby agree that, within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the "Code"), the issue price for the aggregate principal amount of the Notes is $2,850,000, and this amount will be allocated pro rata based on the principal amount of each Note issued pursuant to this Agreement. The Company and the Purchaser recognize that this Agreement creates original issue discount in the aggregate amount of $150,000 (and this amount will be allocated pro rata based on the principal amount of each Note issued pursuant to this Agreement), which is the amount to be taken into account by the Company and the Purchaser for federal income tax purposes on the Notes, and they agree to adhere to this Agreement for that purposes and not to take any action inconsistent herewith.

     Section 2.4. Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Notes for working capital and general corporate purposes and for any other purposes approved by the Board of Directors.

     Section 2.5. Prepayment. The Company may prepay all or any portion of the unpaid principal balance and accrued interest of any Note without premium or penalty. However, all sums received in prepayment shall first be applied in payment of accrued but unpaid interest, and the excess, if any, shall then be applied to the unpaid principal balance due under the Note.

     Section 2.6. Payments and Endorsements. Payments of principal and interest on the Notes shall be made without setoff or counterclaim directly by wire transfer of funds to the account or accounts designated in writing by the Purchaser, without any presentment or notation of payment, except that prior to any transfer of the Notes, the holder thereof shall endorse on that Note a record of the date to which interest has been paid and all payments made on account of principal of that Note. If at any time more than one Note is outstanding, then all payments and prepayments of principal of and interest on the Notes shall be applied (to the extent thereof) to all holders of the Notes pro rata based on the principal amount outstanding and held by each holder.

     Section 2.7. Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.

     Section 2.8. Payment on Non-Business Days. Whenever any payment is due on a day other than a Business Day, that payment may be made on the next succeeding Business Day, and the extension of time shall be included in the computation of interest due.

     Section 2.9. Transfer and Exchange of Note. The Notes may not be sold, transferred, assigned, hypothecated or otherwise disposed prior to maturity or prepayment thereof, without the prior consent of the Company; provided, however, that the Purchaser may transfer or assign the Notes, or its interest therein, to a limited partner or general partner of the Purchaser in connection with the liquidation, dissolution, or winding up of the affairs of the Purchaser ("Permitted Transfer"). In the event of a Permitted Transfer, the holder desiring to transfer or exchange any Note shall first notify the Company in writing of that transfer or exchange at least two Business Days prior to the desired date of transfer or exchange (the "Transfer Notice"). Within a reasonable time after the Transfer Notice and without expense (other than transfer taxes, if any) to that holder, the Company shall issue in exchange therefor subject to Section 5.1, another Note or Notes, in the denominations as requested by the holder, for the same aggregate principal amount, as of the date of the issuance, as the unpaid principal amount of the Note or Notes surrendered and having the same maturity and rate of interest, containing the same provisions, and subject to the same terms and conditions as the Note or Notes surrendered. Each new Note shall be made payable to that Person or Persons, or assigns, as the holder of that surrendered Note or Notes may designate, and that transfer or exchange shall be made in a manner so that no gain or loss of principal or interest shall result therefrom.

     Section 2.10. Replacement of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Note and, if requested in the case of any loss, theft, or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any mutilation, upon surrender and cancellation of the Note, the Company will issue a new Note, at the expense of the holder, of like tenor and amount and dated the date to which interest has been paid, in lieu of that lost, stolen, destroyed, or mutilated

Note. If any Note of which the Purchaser, its nominee, or any of its partners is the holder is lost, stolen, or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to that loss, theft, or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of that lost, stolen, or destroyed Note other than the holder's written agreement to indemnify the Company.

     Section 2.11. Subordination. The indebtedness evidenced by the Notes and the rights and remedies of the Purchaser under this Agreement and the Investment Documents shall be subordinate and junior to certain indebtedness of the Company to the Bank in the manner and to the extent provided in the Notes and the Bank Subordination Agreement.

     Section 2.12. Commitment Fee. The Company has agreed to pay to Purchaser a commitment fee of $15,000 payable on the Closing Date, plus one percent (1%) of the amount of each additional Note purchased pursuant to Section 2.2(b) of this Agreement, payable at the Closing for such Note, as consideration for Purchaser's reservation of sufficient funds to lend the principal amount of the Notes to the Company and for entering into the Investment Documents (the "Commitment Fee"). The Commitment Fee may be paid to the Purchaser by means of a deduction from the proceeds from the Note or Notes purchased at the Closing.

     Section 2.13. Default Rate of Interest. If an Event of Default occurs and is continuing, from and after the date that the Event of Default occurs the entire outstanding unpaid principal balance of the Notes and any unpaid interest from time to time due thereon shall bear interest, payable on demand, at the rate of 13.0% per annum, or the lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of the Event of Default, if no other Event of Default is then continuing, the Note shall again bear interest at the rate of 11% per annum as set forth in
Section 2.1.

                                  ARTICLE III

                     PURCHASE, SALE AND TERMS OF WARRANTS
                     ------------------------------------

     Section 3.1. The Warrants. The Company has authorized the issuance and sale to the Purchaser of the Company's Series C Preferred Stock Purchase Warrants (the "Warrants") for the purchase (subject to adjustment as provided therein) of up to an aggregate of 222,186 shares of Series C Preferred Stock of the Company (the "Warrant Shares"). As of the date of this Agreement, the Warrants represent 0.6% of the fully-diluted outstanding shares of the Common Stock. The Warrants shall be substantially in the form set forth as Exhibit 3.1. The Warrants may be referred to herein individually as a "Warrant" and shall also include any warrants of the Company delivered in or replacement therefor. The Warrants shall be exercisable at a purchase price, subject to adjustment, of $0.01 per Warrant Share.

     Section 3.2. Purchase and Sale of Warrants. On the Closing Date, the Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms, and conditions of this Agreement, the Purchaser agrees to purchase, a Warrant entitling the Purchaser (subject to the terms and conditions provided therein) to acquire up to 111,093 Warrant Shares. The Warrant shall represent not less than 0.3% of the fully-diluted outstanding shares of the Common Stock as of the date of this Agreement. Upon and concurrent with the purchase of additional Notes, the Purchaser shall purchase additional Warrants for up to an aggregate 111,093 Warrant Shares (representing up to 0.3% of the fully-diluted outstanding shares of the Common Stock as of the date of this Agreement) on a pro rata basis.

                                  ARTICLE IV

                     CONDITIONS TO PURCHASER'S OBLIGATION
                     ------------------------------------

     The obligation of the Purchaser to purchase and pay for the Notes and Warrants at the closing of the transactions contemplated by this Agreement (the "Closing") is subject to the following conditions, all or any of which the Purchaser may waive in writing:

     Section 4.1. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article VI shall be true and correct in all respects at the time of, and immediately after giving effect to, each sale of the Notes and the Warrants as contemplated by this Agreement.

     Section 4.2. Documentation at Closing. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its counsel:

     (a) A certificate from a duly authorized officer of the Company stating that the representations and warranties contained in Article VI and any other Investment Documents are true and correct and that no condition or event has occurred or is continuing or will result from the execution and delivery of this Agreement or the Investment Documents that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given, or time elapse, or both.

     (b) Execution and delivery of the Bank Subordination Agreement in form and substance satisfactory to Purchaser and its counsel.

     (c) Payment of the Commitment Fee identified in Section 2.12 as to which the Purchaser gives the Company notice at the Closing.

     (d) Any consents required for the Company to enter into this Agreement and satisfy its obligation hereunder.

     (e) Those other documents referenced in any schedule hereto or relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

     Section 4.3. No Default. At the time of and immediately after giving effect to the sale of the Notes and the Warrants there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

     Section 4.4. Equity Investment. The Company shall have completed the proposed investment transaction with Microsoft Corporation and Oak Investment Partners VII, Limited Partnership concurrently with or prior to the Closing.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                -----------------------------------------------

     Section 5.1. Representations and Warranties of the Purchaser. As a material inducement to the Company to enter into and consummate the transactions contemplated by this Agreement, the Purchaser hereby represents and warrants that:

     (a) The Purchaser has duly authorized, executed, and delivered this Agreement and those Investment Documents that require execution by the Purchaser.

     (b) It is the Purchaser's present intention to acquire the Securities for its own account.

     (c) The Securities are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof.

     (d) The Purchaser acknowledges that it has reviewed and discussed the Company's business, affairs, and current prospects with those officers and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement. The Purchaser further acknowledges that it has requested, received, and reviewed that information, and that it has undertaken an investigation and made further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with the transactions; provided, however, that no investigation made at any time by or on behalf of the Purchaser shall have any effect whatsoever on the representations and warranties of the Company hereunder, which will survive any investigation.

     (e) The Purchaser understands that it must bear the economic risk of its investment for an indefinite period of time because the Securities are not, and will not be, registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and any other laws or unless an exemption from registration is available. The Purchaser also understands that it is not contemplated that any registration will be made under the Securities Act or any state securities laws, or that the Company will take all reasonable steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities.

     (f) The Purchaser represents that it has sufficient knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Securities. The Purchaser further represents that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Commission under the Securities Act and Indiana Code 23-2-1-1-(a) with respect to the purchase of the Securities.

     (g) No Person has or will have, as a result of the transactions contemplated by this Agreement any rights, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser or any agent of the Purchaser except as provided in Section 2.12.

     (h) The Purchaser hereby acknowledges that the Notes, the Warrants, each certificate representing Warrant Shares, and any other securities issued in respect of the Warrant Shares upon any stock split, stock dividend, recapitalization, merger, or similar event (unless no longer required in the opinion of counsel to the Company) shall bear a legend substantially in the following form:

     [THIS] [NOTE] [WARRANT] [HAS] [THESE SHARES HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS, WITHOUT REGISTRATION.

The acquisition by the Purchaser of the Securities shall constitute a confirmation by it of the foregoing representations.

     Section 5.2. Transferees Bound. The Purchaser understands and acknowledges with the Company that the Company shall not issue or transfer any Note, Warrant, or Warrant Shares unless the Person to whom they are being issued or transferred shall deliver to the secretary of the Company written representations substantially similar to those in Section 5.1 or other representations of its investment intent and experience as are reasonably acceptable to counsel for the Company.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     As a material inducement to the Purchaser to enter into and consummate the transactions contemplated by this Agreement, the Company represents and warrants to the Purchaser as follows:

     Section 6.1. Organization, Good Standing, and Qualification. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Illinois, without limitation on the duration of its corporate existence, and has filed all reports that it is required to file with the Secretary of State of the State of Illinois and all other governmental authorities as required to maintain its corporate existence. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now conducted and as it is now proposed to be conducted. The Company is qualified as a foreign corporation and is in good standing in each state or jurisdiction where the failure to so qualify would have a material adverse effect on the Company. The Company has previously delivered to the Purchaser complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, as amended, copies of which are attached as Exhibits 6.1(a) and 6.1(b), respectively. The Company is not in violation of its Amended and Restated Articles of Incorporation or its Bylaws.

     Section 6.2. Capital Structure of the Company and Investments in the
Company.

     (a) The authorized capitalization of the Company consists of 46,491,917 shares of Common Stock, par value $.001 per share (the "Common Stock") and 18,466,778 shares of Preferred Stock, of which 1,228,917 shares have been designated as Series A Preferred Stock, 13,526,786 shares have been designated as Series B Preferred Stock, and 3,711,075 shares have been designated as Series C Preferred Stock. Immediately prior to the Closing, 12,019,842 shares of Common Stock, 1,228,917 shares of Series A Preferred Stock, and 13,526,786 shares of Series B Preferred Stock and 3,469,136 shares of Series C Preferred Stock will be validly issued and outstanding, fully paid and nonassessable.

     (b) All of the issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock were issued by the Company in compliance with all applicable laws and regulations, including but not limited to all federal, state, and other securities laws and regulations. The Notes and the Warrants, when issued pursuant to this Agreement, shall be duly and validly issued and shall be issued by the Company in reliance on the representations and warranties of the Purchaser and any transferees in compliance with all applicable laws and regulations, including but not limited to all federal, state, and other securities laws and regulations. The Warrant Shares, when issued pursuant to the Warrants, shall be duly and validly issued, shall be fully paid and nonassessable, and shall be issued by the Company in compliance with all applicable laws and regulations, including but not limited to federal, state, and other securities laws and regulations. All Shares of Series C Preferred Stock and Common Stock issuable upon conversion of the Series C Preferred Stock, when issued, shall be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable laws and regulations, including but not limited to federal, state, and other securities laws and regulations.

     (c) The owners of record or beneficially of the outstanding shares of Common Stock and options or warrants to acquire Common Stock, including the number of shares owned or subject to option or to a warrant, are set forth in
Schedule 6.2. The Company has no treasury stock.

     (d) Except as contemplated by or referred to in this Agreement or set forth in Schedule 6.2, the Company has no outstanding options, warrants, conversion rights, agreements, or commitments for the issuance, transfer, or sale of any security of the Company.

     (e) Except as set forth in the Amended and Restated Voting and Co-Sale Agreement and pursuant to proxies granted under the terms of the Company's Stock Option Plan, there exists no restrictive stock transfer, voting trust, or other agreement or commitment relating to the transfer or voting of any equity security of the Company.

     (f) The Company has granted no registration rights or preemptive rights with respect to any of the Company's securities, except as contemplated by this Agreement, the Amended and Restated Voting and Co-Sale Agreement and the Amended and Restated Registration Rights Agreement.

     Section 6.3. Title to the Notes and the Warrants. Company shall issue the Notes and the Warrants to the Purchaser free and clear of all liens, encumbrances, equitable rights of third parties, options, claims, pledges, and other limitations on the ownership, exercisability, or ability to transfer the Notes and the Warrants, except as created by the Purchaser, contemplated by the Investment Documents, or as imposed by applicable securities laws. The Company shall issue the Warrant Shares pursuant to the Warrants free and clear of all liens, encumbrances, equitable rights of third parties, options, claims, pledges, and other limitations on the ownership, voting, or ability to transfer the Warrant Shares, except as created by the Purchaser, contemplated by the Investment Documents, or as imposed by applicable securities laws.

     Section 6.4. Compliance with Securities Laws. Assuming the accuracy of the representations and warranties of the Purchaser and any transferees hereunder, and compliance by Purchaser with the terms of the Warrant, the transactions provided for in or contemplated by this Agreement, including but not limited to the issuance of the Notes, the Warrants, and the Warrant Shares, are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended ("Securities Act"), and any securities registration or prospectus delivery requirements under applicable state or other securities laws, including but not limited to the Indiana Securities Law, as amended, and the Illinois Securities Act, as amended, and the Company has complied with and shall comply with all requirements of the exemptions from registration and prospectus delivery under federal, state, or other securities laws upon which the Company is relying.

     Section 6.5. Authority. The execution and delivery of this Agreement by the Company, the issuance of the Notes, the Warrants, and the Warrant Shares by the Company, and the execution and delivery of each of the other agreements and documents executed and delivered by the Company in connection with the transactions provided for in or contemplated by this Agreement (collectively this Agreement, the Notes, the Warrants, and all other documents delivered by or on behalf of the Company at the Closing in connection therewith are hereinafter referred to as the "Investment Documents"), and the consummation of the transactions provided for in or contemplated by the Investment Documents have been duly authorized by all necessary corporate action of the Board of Directors and the shareholders of the Company. As of the Closing, no holder of any securities of the Company will have any appraisal or dissenters' rights as a result of the adoption of the Amended and Restated Articles of Incorporation or as a result of any of the transactions contemplated by this Agreement.

     Section 6.6. Validity; No Violation.

     (a) The Investment Documents represent or will represent valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. Except as set forth in Schedule 6.6, neither the execution and delivery of each of the Investment Documents by the Company nor the consummation by the Company of the transactions provided for in or contemplated by any of the Investment Documents will:

          (1) conflict with or result in a breach of any provision of the Amended and Restated Articles of Incorporation or the Bylaws of the Company, or constitute a material default under or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets is bound;

          (2) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to the Company or any of its properties, assets, or outstanding debt or equity securities; or

          (3) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any material liability or obligation of the Company to be accelerated or increased.

     (b) Except as has been already obtained by the Company, no consent or approval by any governmental authority or any other person or entity is required in connection with the Company's execution and delivery of each of the Investment Documents or the consummation by the Company of the transactions provided for in or contemplated by the Investment Documents, including but not limited to the issuance of the Notes, the Warrants, and the Warrant Shares by the Company to the Purchaser.

     Section 6.7. No Equity Investments. Except as set forth in Schedule 6.7, the Company does not hold, own, or control, directly or indirectly, any debt or equity interest in any corporation, partnership, joint venture, or other entity.

     Section 6.8. Financial Statements. Attached as Exhibit 6.8 are true and complete copies of the unaudited balance sheet of the Company as of March 31, 1998, and the draft audited balance sheet of the Company as of December 31, 1997 (the "Balance Sheets"), and related statements of income and cash flows, unaudited as of March 31, 1998 and draft audited as of December 31, 1997 (collectively, with the Balance Sheets, the "Financial Statements"). The Financial Statements (including any related schedules and notes) are true, correct, and complete in all material respects, and present fairly the financial position and results of operations and cash flows of the Company on the dates and for the periods indicated. Without limiting the generality of the foregoing, the Balance Sheets included in the Financial Statements disclose all of the material debts, liabilities, and monetary obligations of any nature (whether absolute, accrued, or contingent and whether due or to become due) of the Company as of their respective dates that, in accordance with generally accepted accounting principles, are required to be disclosed in the Balance Sheets.

     Section 6.9. No Material Adverse Change. Since May 31, 1998, there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations, or customer or supplier relations of the Company.

     Section 6.10. Absence of Undisclosed Liabilities and Encumbrances. Except for those liabilities and obligations disclosed on the Balance Sheet or set forth in Schedule 6.10 or Schedule 6.16, the Company has no obligations or liabilities, fixed or contingent, choate or inchoate, in the individual amount of $25,000 or more or in an aggregate amount of $50,000 or more. Except as listed in Schedule 6.10, the Company has granted no, and is not subject to any, liens or encumbrances on any of its assets or properties.

     Section 6.11. Tax Matters. Except as set forth in Schedule 6.11:

     (a) all applicable federal, state, local, and foreign tax returns and tax reports required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which those returns and reports are required to be filed and all of those returns and reports were true, correct, and complete in all material respects when filed and on the date of this Agreement;

     (b) all applicable federal, state, local, and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll, and other taxes (including interest and penalties) due and payable from the Company have been fully paid;

     (c) neither the Internal Revenue Service nor any state, local, or foreign taxing authority has raised any issues with respect to any tax return, report, election, or filing, or any tax matter of the

Company and, to the knowledge of the Company, there is no unpaid assessment or any basis for assessment by any taxing authority; and

     (d) neither the Internal Revenue Service nor any state, local, or foreign taxing authority has advised the Company that it has examined any federal, state, local, or foreign income tax or franchise tax returns of or in respect of the Company.

     Section 6.12. Title to Property and Related Matters. The Company has good and marketable title to all of its assets and properties (or interests therein), real or personal, tangible or intangible, that it owns or leases, free and clear of all mortgages and all liens, pledges, charges, security interests, encumbrances, easements, encroachments, rights of third parties, and other interests of any kind or character, except:

     (a)  those set forth in Schedule 6.12; and

     (b)  liens for real and personal property taxes not yet due and payable.

     Except as set forth in Schedule 6.12, the assets and properties of the Company are in a condition reasonably suitable for its operations and no condition exists that materially interferes with the use of any of the Company's assets or properties in the ordinary course of its business.

     Section 6.13. Real Property Owned. The Company does not own any real property.

     Section 6.14. Real Property Leased. The Company leases all real property necessary to carry on its business as its is presently conducted and as presently proposed to be conducted by the Company. With respect to all real property leased by the Company:

     (a) the Company is the owner and holder of the entire interest in the leasehold estates purported to be granted by the leases;

     (b) the Company is not in material default under any lease and each lease constitutes a valid and binding obligation of the Company;

     (c) there are no declared defaults currently existing, the Company has not received any notices of default, and, to the knowledge of the Company, no events have occurred that with notice, the lapse of time, or otherwise would constitute a material default under any of the real estate leases to which the Company is a party; and

     (d) except as set forth in Schedule 6.14, all improvements owned by the Company (including buildings and other structures) on the real estate leased by the Company conform in all material respects to applicable federal, state, local, and foreign laws and regulations (including, but not limited to, those relating to environmental protection, conservation, occupational safety and health, zoning, and building) and the real estate leased by the Company is zoned for the purpose for which the Company uses or presently proposes to use it. All improvements (including buildings and other structures) owned by the Company on the real estate leased by the Company are in good condition and repair (ordinary wear and tear excepted) and there does not exist any condition that materially interferes with the economic value or the use thereof as presently used or as presently proposed to be used by the Company.

     Section 6.15. Intellectual Property.

     (a) Except as provided in Schedule 6.15, the Company owns or has an irrevocable license to use all patents, trade secrets, copyrights, trademarks, service marks, trade names, trade dress, inventions, discoveries, improvements, processes, formulae, compositions, proprietary rights or data, shop rights, ideas or know-how, computer software, data, and documentation, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, and technical data, whether patentable or not, and other intellectual property necessary to carry on its business as it is presently conducted by the Company (collectively the "Intellectual Property"). Set forth in Schedule 6.15 is a true and complete list of:

          (i) all patents, trademarks, service marks, trade names, and registered copyrights and registrations and applications therefor owned, held, or used by the Company; and

          (ii) all licenses related to the Intellectual Property to which the Company is a party (including as to each license the name of the licensor or licensee, as applicable, a description of the subject matter of the license, basic royalty rate, termination date, renewal option, and whether any advance royalty payments are required).

     (b) Except as set forth in Schedule 6.15 the Company owns or has the unqualified right to use all of the Intellectual Property and registrations and applications therefor free and clear of all liens, encumbrances, or rights of any other person, corporation, or other entity. Except as set forth in Schedule 6.15, all Intellectual Property and applications and registrations therefor are duly authorized, issued, valid, and have not been canceled, amended, or modified, and the Company is not aware of any facts that would invalidate or render any of them unenforceable. Except as set forth in Schedule 6.15, the Intellectual Property contains no components that the Company does not have the right to use.

     (c) All personnel who have participated in the development of proprietary works for the Company either have been party to a for-hire relationship or have assigned to the Company all title in such proprietary works. Except as set forth in Schedule 6.15, no third party has at any time had access to the Intellectual Property except for persons who have entered into, and who are in full compliance with, confidentiality and nondisclosure agreements with regard to the Intellectual Property. Except as set forth in Schedule 6.15, no person has asserted any royalty claim or other claim whatsoever, including but not limited to claims of ownership, direct or indirect, in respect of the Intellectual Property, in respect of which or by reason of which the Company is, or may become, indebted in any respect whatsoever to any person, or his or her heirs or assigns. Except as set forth in Schedule 6.15, the Company is not, nor has the Company received any notice alleging that it is, infringing, likely to infringe, or otherwise acting adversely to any known right or claimed right of any person under or with respect to any Intellectual Property. None of the employees of the Company is subject to any contractual or other arrangements with any other company that restrict the activities in which they engage or propose to engage in on behalf of the Company and the activities of the current employees to date in connection with their employment by the Company will not give rise to any valid claim by a former employer that the current employees or the Company have appropriated or used any intellectual property of the former employer.

     Section 6.16. Contracts, Agreements, and Commitments. Except as set forth in Schedule 6.16, the Company is not a party to, or bound by any written or oral:

     (a)  contract with or commitment to any labor union;

     (b) contract or commitment for the employment of any shareholder, director, officer, or employee or any other type of contract or understanding with any shareholder, director, officer, or employee that the Company cannot immediately terminate without cost or other liability;

     (c) profit-sharing, bonus, stock option, pension, retirement, stock purchase, or similar plan or agreement, formal or informal, providing benefits to any current or former shareholder, director, officer, or employee;

     (d) contract or commitment of any other nature with any current or former shareholder, director, officer, or employee;

     (e) indenture, mortgage, promissory note, loan agreement, or other agreement or commitment for the borrowing of money, incurrence of debt, or the use of credit;

     (f) contract or commitment continuing over a period of more than six months from the date of this Agreement for the future purchase of materials, supplies, equipment, or services involving in the aggregate more than $5,000 or for a quantity in excess of normal operating requirements;

     (g)  contract or commitment for charitable contributions;

     (h) contract or commitment for capital expenditures involving more than $5,000;

     (i) contract or commitment with any dealer, sales representative, broker, distributor, jobber, advertiser, or sales agency;

     (j) joint venture contract, affiliation contract, or other commitment or arrangement involving a sharing of profits or expenses;

     (k) contract or commitment limiting the freedom of the Company to compete in any line of business, in any geographic area, or with any person;

     (l) contract or commitment with respect to the acquisition of the business, assets, properties, or equity securities of any other person or entity;

     (m) contract or commitment for the sale of any of its assets, property, or rights other than in the ordinary course of the Company's business;

     (n)  guaranty of the obligations of third parties;

     (o)  policy of insurance or surety; or

     (p) warranty agreement with respect to its services rendered or its products sold or leased.

     The contracts, agreements, and commitments listed on Schedule 6.16 ("Material Contracts") constitute all of the Material Contracts to which the Company is a party, and each such Material Contract represents a binding obligation of the parties thereto enforceable against the parties in accordance with their respective terms and conditions, and, except as disclosed in Schedule 6.16, there is no material breach or default of any provision of any Material Contract by the Company, or to its knowledge, by any party thereto. No event has occurred that, with notice or the lapse of time or both, would constitute a material breach or default by the Company, or to its knowledge, by any party thereto, to any Material Contract or would cause or permit acceleration of any Material Contract or the creation of any lien, encumbrance, or security interest in or upon any of the assets or properties of the Company.

     Section 6.17. Litigation. Except as set forth in Schedule 6.17, there are no actions, suits, legal or administrative proceedings, investigations, or claims pending or to the knowledge of the Company threatened against the Company, or involving or affecting any of its assets or properties, whether at law or in equity, whether civil or criminal in nature or whether before or by a federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Neither the Company nor any of its assets is subject to any judicial or administrative order, judgment, or decree. In addition, except as set forth on Schedule 6.17, the Company is not aware of any facts that might result in or form the basis for any action, suit, or other proceeding, and the Company has not received notice of any violation or investigation of any violation of any law, regulation, ordinance, order, or other requirement relating to the operations of the Company. The designation in
Schedule 6.17 of whether a claim is insured or uninsured is true and correct.

     Section 6.18. Compliance; Governmental Authorization. Except as set forth in Schedule 6.18, the Company:

     (a) has complied with all federal, state, local, and foreign laws, regulations, ordinances, and orders (including without limitation, those relating to environmental protection, conservation, occupational safety and health, and equal employment opportunity) ("Laws") that apply to the Company and its business, the violation of which would have a material adverse effect on the Company;

     (b) has not received or been made the subject of any claims, charges, or investigations, or threats of claims, charges, or investigations, alleging the failure of the Company to comply with any Laws;

     (c) has never made any illegal payment of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any United States or foreign national, any state or local government officials, or their employees or agents;

     (d) has all federal, state, local, and foreign governmental licenses, franchises, consents, and permits ("Permits") the lack of which would have a material adverse effect on the Company, its business and the business it proposes to conduct, and those Permits are in full force and effect, no violations have been recorded in respect of those Permits, and no proceeding is pending or threatened to revoke or limit any of those Permits; and

     (e) has complied with all judicial or administrative orders, writs, injunctions, and decrees applicable to the Company or to any of the Company's operations, assets, or properties.

     Section 6.19. Labor Relations. Except as set forth in Schedule 6.19, the
Company:

     (a) has paid in full all wages, salaries, commissions, bonuses, and other compensation due and owing for all services performed for it by its employees;

     (b) is in compliance with all federal, state, local, and foreign laws, regulations, and ordinances respecting employment and employment practices, terms, and conditions of employment, and wages and hours the failure of which would have a material adverse effect on the Company;

     (c) does not have any unfair labor practice complaint pending or, to the knowledge of the Company, threatened against it before the National Labor Relations Board and has no representation question pending or, to the knowledge of the Company, threatened against it with respect to its employees;

     (d) has no labor strike, dispute, slowdown, or stoppage pending, or, to the knowledge of the Company, threatened against it;

     (e) has no grievance pending or, to the knowledge of the Company, threatened against it;

     (f)  is not currently negotiating any collective bargaining agreement; and

     (g) is not aware that any executive or key employee of the Company or any group of employees of the Company has any current or immediate plans to terminate employment with the Company.

     Section 6.20. Compensation. Set forth in Schedule 6.20 is a true and complete list of all shareholders, directors, officers, and employees of the Company who during the twelve month period following the Closing Date will be entitled to receive direct or indirect remuneration from the Company, including but not limited to bonuses and the fair market value of all options, shares, and all other property, in an aggregate amount in excess of $100,000.

     Section 6.21. Benefit Plans. Except as set forth on Schedule 6.21(a), the Company has not established, or maintained, contributed to, and has no legal obligation to contribute to or any liabilities with respect to any (a) "employee welfare benefit plan" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3 of ERISA), or (b) any "employee pension benefit plan" (as defined in Section 3 of ERISA), including, but not limited to, any multi-employer plan (as defined in Section 3 of ERISA). Set forth on Schedule 6.21(b) is a true and complete list of all health care plans, insurance plans, severance plans, vacation plans, deferred compensation plans, bonus plans, stock option plans, retiree health or other benefit plans, and other employee benefit plans, agreements, practices, or commitments by or of the Company (collectively the "Plans"). The Plans have been administered in compliance with all applicable laws.

     Section 6.22. Related Transactions. Except as set forth in Schedule 6.22:

     (a) no current or former shareholder, director, officer, or employee of the Company is presently, or has been, a party to any transaction with the Company (including but not limited to any contract, agreement, or other arrangement providing for the furnishing of services by, or the rental of real or personal property from, or otherwise requiring payments to, any such shareholder, director, officer, or employee), except for employment arrangements for the payment of cash compensation in the ordinary course of the Company's business and the purchase by certain shareholders and directors prior hereto of equity securities of the Company; and

     (b) to the best of the Company's knowledge, no director, officer, or employee of the Company, or current shareholder of the Company, is the direct or indirect owner of any interest in any corporation, firm, association, or business organization that competes with or supplies materials to the Company, nor does any such person receive income from any source other than the Company that relates to the business of, or should properly accrue to, the Company, except for ownership of not more than 5% of any corporation traded on a national securities exchange or an automated inter-dealer quotation system (e.g., NASDAQ).

     Section 6.23. Broker's or Finder's Fees. Except as set forth in Section 2.12, no agent, broker, investment banker, person, or firm acting on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by the Investment Documents.

     Section 6.24. Minute Books and Stock Record Books. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its shareholders and its Board of Directors, including but not limited to committees of its Board of Directors. The stock record books of the Company contain complete and accurate records of all transactions involving equity securities of the Company.

     Section 6.25. Registration Rights. Except as contemplated by the Amended and Restated Registration Rights Agreement, the Company has not agreed to register any of its securities under the Securities Act of 1933, as amended, or under any state or other securities laws.

     Section 6.26.  Qualified Small Business Stock.

     (a) As of and immediately following the Closing, the shares of Preferred Stock will meet each of the requirements for qualification as "qualified small business stock" set forth in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own shares described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, and (iii) the Company's (and any predecessor's) aggregate gross assets, as defined in Code Section 1202(d)(2), at no time between June 1, 1997, through the Closing have exceeded or will exceed $50 million, taking into account the purchase price paid for the Notes under this Agreement and taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code
Section 1202(d)(3).

     (b) As of the Closing, (i) at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined in Code Section 1202(e)(3), (ii) no more than 10% of the total value of the Company's assets consists of real property which is not used in the active conduct of a qualified trade or business, as defined in Code Sections 1202(e)(3) and 1202(e)(7), and (iii) the Company is an eligible corporation, as defined in Code Section 1202(e)(4).

     Section 6.27. Disclosure. The Company has not withheld from the Purchaser any material facts relating to the assets, properties, operations, financial condition, or prospects of the Company. No representation or warranty of the Company in any of the Investment Documents, and no statement contained in any certificate or other instrument delivered by the Company in connection with the transactions contemplated by any of the Investment Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     Section 6.28. Customers, Vendors, and Suppliers. None of the ten largest customers of the Company (based on total sales volume for the latest full fiscal year) or five largest vendors or suppliers of merchandise or supplies (based on total purchase volume for the latest full fiscal year) to the Company has canceled or otherwise terminated or made any threat to cancel or otherwise terminate its relationship with the Company, nor has any customer, vendor or supplier indicated an intent or desire to materially decrease its sales volume or purchase volume, as the case may be, with the Company.

                                  ARTICLE VII

                           COVENANTS OF THE COMPANY
                           ------------------------

     The Company shall comply with, and the officers shall cause the Company to comply with, each of the following covenants:

     Section 7.1. Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants, and provisions hereof, the Company covenants, and agrees that until repayment in full of the aggregate outstanding principal balance of the Notes together with all interest, and premium, if any, due thereon, it will perform and observe the following covenants and provisions:

     (a) Punctual Payment. Pay the principal of, and interest on the Notes at the times, and place, and in the manner provided in the Notes and in this Agreement.

     (b) Maintenance of Corporate Status. The Company shall preserve, and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify, and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business, operations, or the ownership of its properties, except where the failure to remain so qualified would not, either individually or in the aggregate, have a material adverse effect; provided, however, that nothing herein contained shall prevent the Company from reincorporating under the laws of the State of Delaware. The Company shall preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights, or copyrights owned or possessed by it and necessary to the conduct of its business except where the failure to do so should not have a material adverse effect.

     (c) Compliance with Governing Documents. The Company shall comply with all of its obligations under its Amended and Restated Articles of Incorporation, its Bylaws, and the other Investment Documents.

     (d) Reservation of Series C Preferred Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series C Preferred Stock, solely for the purpose of issuance upon the exercise of the Warrants, up to 222,186 shares of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to the Series C Preferred Stock). The Company shall take all actions necessary to assure that all Warrant Shares may be issued without violation of any applicable law or regulation or any requirements of any domestic securities exchange upon which shares of Series C Preferred Stock may be listed (except for official notice of issuance, which the Company shall transmit to the Purchaser immediately upon receipt).

     (e) Meetings of the Board of Directors. The Company agrees to furnish to the Purchaser written notice of and an agenda prior to each regularly scheduled meeting of the Board of Directors or any committee thereof. The Company shall provide the Purchaser with a copy of all notices, agendas, and minutes of all meetings of the Board of Directors, including reports given to or prepared by the Board of Directors or any committee thereof. The Company shall pay all reasonable travel expenses of any director related to attending meetings of the Board of Directors or committees thereof. The Board of Directors shall meet at least once every three months.

     (f) Compensation Committee of the Board. The Company shall take all steps and complete all actions necessary to maintain the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee shall consist of four members of the Board of Directors, one of whom shall be the Series A Director (as that term is defined in the Amended and Restated Voting and Co-Sale Agreement), one of whom shall be a Series B Director (as that term is defined in the Amended and Restated Voting and Co-Sale Agreement), and, until an initial public offering of securities of the Company, one of whom shall be the Chief Executive Officer of the Company. Except as provided in the foregoing sentence with respect to the Chief Executive Officer of the Company, no member of the Compensation Committee shall be an employee or officer of the Company. The Compensation Committee shall make recommendations as to the compensation of all officers and employees with aggregate annual compensation from the Company in excess of $80,000 and shall make recommendations about the establishment and continuation of benefit, stock option, or bonus programs applying generally to all employees or any class of employees of the Company. All actions of the Compensation Committee shall require the affirmative vote of a majority of the members thereof. All recommendations of the Compensation Committee shall be subject to approval by the Board of Directors at any annual, regular or special meeting thereof.

     (g) Audit Committee of the Board. The Company shall take all steps and complete all actions necessary to maintain the Audit Committee of the Board of Directors (the "Audit Committee"). The Audit Committee shall consist of three members of the Board of Directors, one of whom shall be the Series A Director, and one of whom shall be a Series B Director. No member of the Audit Committee shall be an employee or officer of the Company. The Audit Committee shall make recommendations for the appointment of the Company's independent accountants to examine and audit the books and accounts of the Company and shall review the nature of non-audit related services to be rendered by the Company's independent public accountants and the fees to be paid for those services, the auditing arrangements and the scope of the independent public accountants' examination of the books, the results of the audits, and any problems identified by the independent public accountants regarding internal controls. The Audit Committee also shall meet with the Company's Chief Financial officer regarding internal auditing matters and controls. All actions of the Audit Committee shall require the affirmative vote of a majority of the members thereof. All recommendations of the Audit Committee shall be subject to approval by the Board of Directors at any annual, regular, or special meeting.

     (h) Operating Plan and Budget. At least 30 days prior to the beginning of each fiscal year, the Company shall in good faith prepare, submit for approval of the Board of Directors, and deliver to the Purchaser an operating plan and a budget for that fiscal year. Based upon all information then available to the Company, the operating plan shall set forth in reasonable detail a summary of the intended operations of the Company for the fiscal year. The budget shall contain estimated statements of monthly revenues, expenses, and cash flow.

     (i) Accounts and Records. The Company shall maintain its financial accounts and records in conformity with generally accepted accounting principles applied on a consistent basis and all such accounts and records shall be true, correct, and complete in all material respects.

     (j)  Information, and Financial Reports. The Company shall:

          (i) deliver to the Purchaser as soon as available, and in any event within 90 days after the close of each fiscal year of the Company, (i) an audited balance sheet of the Company as of the close of that fiscal year, and audited statements of income, cash flows, and shareholders' equity of the Company for the fiscal year then ended, and accompanied by an unqualified audit report thereon containing an opinion of a firm of independent certified public accountants, which must be a nationally recognized "Big Six" accounting firm; and (ii) a copy of that accounting firm's annual management letter to the Company's Board of Directors; and

          (ii) deliver to the Purchaser within 20 days after the end of each calendar month of each fiscal year of the Company, unaudited financial statements of the Company, including a balance sheet as of the end of that month, and statements of income and cash flows for that month and for the period from the beginning of the fiscal year to the end of that month. Each statement shall set forth in comparative form the figures for the corresponding periods of the preceding fiscal year, and for the corresponding periods reflected in the annual budget of the Company, and shall include a brief management report discussing the Company's results of operations and all material developments in the financial affairs of the Company.

     All financial statements of the Company shall be prepared and shall report the information contained therein in conformity with generally accepted accounting principles applied on a consistent basis, subject to customary year-end adjustments. If any accounting principle, method of valuation, or government regulation followed in preparation of the Company's financial statements is modified to any extent, the Company shall so notify the Purchaser, and shall disclose in writing to the Purchaser the effect that the modification will have on the financial position or results of operations of the Company. All audited financial statements of the Company delivered to the Purchaser pursuant to this Agreement shall be accompanied by a letter of the firm of certified public accountants certifying the same, and stating that the statements have been prepared in compliance with the provisions of this Section 7.1. Other financial statements of the Company and reports delivered to the Purchaser pursuant to this Agreement shall be accompanied by a certificate signed by the Company's Chief Financial Officer certifying that they have been prepared in compliance with the provisions of this Section 7.1.

     (k) Litigation. The Company shall promptly notify the Purchaser in writing of all litigation where the amount in controversy exceeds $25,000 or the aggregate amount in any 12 month period exceeds $150,000, and all proceedings before any governmental or regulatory body to which the Company is a party or as a result of which the Company's assets, properties, or operations may be affected.

     (l) Inspection Rights. At any reasonable time and from time to time and upon reasonable advance notice, the Company shall permit the Purchaser or any of their agents or representatives, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and to discuss the affairs, finances and accounts of the Company with any of their officers or directors and independent accountants. All reasonable out-of-pocket expenses of the Purchaser (or their agents or representatives), or the Company incurred in connection with any such inspection following an Event of Default shall be borne by the Company.

     (m) Requests for Information; Notices. The Company shall promptly furnish to the Purchaser any information reasonably requested by the Purchaser to determine whether the Company is complying with the provisions of this Agreement or any of the other Investment Documents. The Company shall notify the Purchaser promptly in writing of the occurrence of any "Event of Default," as defined in
Section 8.1 of this Agreement, or of any event that could become an Event of Default with the lapse of time or otherwise.

     (n) Compliance with Laws. The Company shall comply with all applicable federal, state, local, foreign, and other laws, regulations, and ordinances, and with all federal, state, local, and foreign governmental licenses, and permits necessary for conducting its business. The Company shall not knowingly engage in any activities that infringe upon the intellectual property rights of any other person, corporation, partnership, or other entity.

     (o) Disclosure of Information by the Purchaser. Notwithstanding any confidentiality provisions of Section 9.3 or any other agreement entered into by the Purchaser in favor of the Company, the Company consents to disclosure by the Purchaser of any of the Company's financial or other information provided under this Agreement that is not a trade secret of the Company, (i) to the partners, advisory board members, and legal, accounting, insurance, and investment banking advisers of the Purchaser, (ii) to appropriate federal, state, local, and regulatory authorities as and to the extent required by law, and (iii) to any transferee of the Notes, the Warrants or the Warrant Shares; provided, however, that if the recipient is a person listed in part (i) or part (iii) of this
Section 7.1, the recipient shall have been advised of the Purchaser's confidentiality obligations with respect to the information to be disclosed.

     (p) Payment of Taxes, and Trade Debt. The Company shall pay, and discharge, all taxes, assessments, and governmental charges or levies lawfully imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, would by law be a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any tax, assessment, charge, levy, or claim that is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto. The Company shall pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company, except those being contested in good faith, and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

     (q)  Maintenance of Properties.

          (i) The Company shall maintain all tangible personal property used in the business of the Company in good operating condition (ordinary wear and tear excepted), and shall make all repairs, renewals, replacements, additions, and improvements to those properties as are necessary or appropriate.

          (ii) The Company shall maintain all Intellectual Property, and all applications and registrations therefor owned or held by the Company or hereafter owned or held by the Company in full force and effect in the United States of America, and except where application, registration, or maintenance of any registration or patent would not be cost-effective, in other countries in which the Company shall engage in business, including but not limited to the prosecution of applications to register or perfect rights or claims in, and to any Intellectual Property, the registration of license agreements, the timely filing of affidavits of use, renewals, or other maintenance filings, and the timely payment of filing, issue, and maintenance fees. The Company shall not abandon or let lapse or pass to the public domain any of the Intellectual Property now or hereafter owned or held by the Company, shall not encumber or license others to use the Intellectual Property rights owned by it except in the ordinary course of the Company's business, and shall maintain the confidentiality and trade secret status of all Intellectual Property that is confidential except where disclosure is necessary to obtain copyright registrations or patents, or is necessary or desirable in the prudent conduct of the Company's business.

     (r) Insurance. The Company shall maintain, with financially sound and reputable insurers, insurance with respect to its assets, properties, and business against those casualties and contingencies, and in those types and amounts as would be deemed necessary or advisable by prudent persons engaged in similar businesses. The Company shall furnish to the Purchaser upon request a schedule of insurance, specifying risks covered, the amounts of coverage, the names of insurers, and the costs of the insurance. At least annually, the Company shall review the insurance coverage, and shall modify the scope and magnitude of the coverage commensurate with the growth of the Company and consistent with prudent business practices. Upon the request of the Purchaser from time to time, the Company shall promptly supplement the insurance schedules to reflect any change in insurance coverage.

     (s) Bonding. The Company shall continue to maintain a fidelity bond upon officers and employees having access to cash on hand or on deposit of the Company, in such amounts and form as is reasonable under customary business practices in the industry in which the Company intends to do business.

     (t) Life Insurance. The Company shall continue to maintain in full force, a life insurance policy in an amount of not less than $1,000,000 on the life of Martin T. Wegner. The Company shall be the sole owner and beneficiary of the group term life insurance policy. The Company shall deliver a certificate of insurance to the Purchaser evidencing the policy. The Company shall also use its reasonable commercial efforts to renew a life insurance policy in an amount of not less than $1,000,000 on the life of Randy S. Storch.

     (u) Use of Proceeds. The Company shall use proceeds from the sale of the Notes and the Warrants to the Purchaser hereunder and the sale of the Warrant Shares pursuant to the Warrants for general working capital to be allocated for research, development, distribution, marketing, and sales of software products and related hardware products, and payment of costs and expenses related to the preparation, execution, and delivery of the Investment Documents and to the transactions contemplated by the Investment Documents and for any other purposes approved by the Board of Directors.

     (v) Certificate of the Chief Executive Officer and Chief Financial Officer. In connection with the delivery to the Purchaser of the Company's annual audited financial statements, the Company shall deliver to the Purchaser a certificate of the Company's Chief Executive Officer and its Chief Financial Officer stating that the Company has observed and complied with the covenants set forth in Section 7.1 and Section 7.2 during the preceding fiscal year.

     (w) Notice. Notwithstanding any other provision of this Agreement, for as long as an Affiliate of Purchaser is represented on the Board of Directors of the Company, the Company's obligations to provide notices and/or other documents to the Purchaser under Section 7.1(e) and (j) will be satisfied if the Company provides such Affiliate with such notices and/or other documents.

     Section 7.2. Negative Covenants of the Company. Without limiting any other covenants, and provisions hereof, the Company covenants and agrees that until repayment in full of the aggregate outstanding principal balance of the Notes together with all interest, and premium, if any, due thereon, it will comply with and observe the following covenants and provisions:

     (a) Amendments. The Company shall not amend, modify, or repeal any provision of the Amended and Restated Articles of Incorporation or the Bylaws, and the Company shall not amend the Amended and Restated Registration Rights Agreement or the Amended and Restated Voting and Co-Sale Agreement except in accordance with their respective terms and conditions thereof.

     (b) Certain Transactions. The Company shall not, directly or indirectly, become a party to, be the subject of, or engage in any "Transaction," as hereinafter defined. The term "Transaction" shall mean a single transaction or a series of related transactions constituting (i) a sale or lease of all or substantially all of the assets of the Company except in the ordinary course of business; (ii) a merger or consolidation with the Company or to which the Company is a party; (iii) a share exchange in which stock of the Company will be acquired by another corporation or the stock of the Company will be issued to shareholders of another corporation; (iv) the purchase of any assets, properties or shares of capital stock of or from any individual, corporation, partnership, or other entity except in the ordinary course of business; (v) a joint venture with any other person involving an aggregate consideration exceeding $100,000 in any one transaction or exceeding $100,000 in any 12 month period; or (vi) the acquisition of a subsidiary or creation of any subsidiary of the Company that is not wholly-owned.

     (c) New Securities. The Company shall not authorize or issue (i) any equity securities; (ii) any notes, debentures, evidences of indebtedness, or other debt securities of the Company, including debt securities convertible into equity securities of the Company, but excluding evidences of indebtedness under the terms of Section 7.2(l) of this Agreement; or (iii) rights, options, or warrants convertible, exchangeable, or exercisable into equity or debt securities of the Company; provided, however, notwithstanding the foregoing, the Company may issue the Warrants to the Purchaser as contemplated by this Agreement, a warrant or warrants to purchase up to 19,753 shares of Series C Preferred Stock to Third Coast Venture Lease Partners I, L.P. in connection with its providing equipment lease financing to the Company, options pursuant to the Stock Option Plan (and Common Stock upon exercise of those options), Common Stock upon conversion of Preferred Stock, and Common Stock or Series C Preferred Stock, as applicable, upon exercise of the Warrants issued to Comdisco, Inc., Third Coast Venture Lease Partners I, L.P., and the Purchaser.

     (d) Senior Securities. The Company shall not create (by classification or otherwise) any new class or series of shares having rights, preferences, or privileges senior to or on a parity with the Series C Preferred Stock.

     (e) Redemption and Dividends. Except as permitted or required by the Investment Documents and/or the Stock Option Plan, the Company shall not apply any of its assets to the redemption, retirement, purchase, or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Code) or otherwise, of any shares of its capital stock. The Company shall not declare or pay any dividends or make any distributions with respect to any shares of capital stock except for dividends or distributions with respect to the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock upon declaration by the Board of Directors.

     (f) Preservation of Small Business Stock Status. After the Closing, the Company shall not (i) elect under Code Section 1362 to be treated as an S corporation; (ii) fail to use at least 80% (by value) of its assets in the active conduct of one or more qualified trades or businesses within the meaning of Code Section 1202(e)(3) for the entire five year period following the Closing; (iii) cease to be a C corporation which is an eligible corporation as defined in Code Section 1202(e)(4); or (iv) perform any act, or omit any act, if such act or omission would preclude the Purchaser from claiming the exclusion set forth at Code Section 1202(a). The Company shall submit such reports as the Secretary of the United States Treasury shall prescribe pursuant to Code Section 1202(d)(1)(C) or 1202(k) to carry out the purposes of Code Section 1202.

     (g) Issue and Transfer of Shares. The Company shall not issue or transfer on its records any shares of Common Stock, or other equity securities of the Company held by a shareholder who is a party to the Amended and Restated Voting and Co-Sale Agreement unless, if required by the Amended and Restated Voting and Co-Sale Agreement, the transferee has agreed in writing to become a "Shareholder" as that term is defined in the Amended and Restated Voting and Co-Sale Agreement, and the Company has verified that the transferring shareholder has complied with that shareholder's obligations under the Amended and Restated Voting and Co-Sale Agreement.

     (h) Change in Operations. The Company shall not change in any material respect, by internal expansion or by any form of acquisition, any line of business not directly related to development, production, distribution, sale or support of computer software and related hardware and information systems and integrating the foregoing with third party network systems.

     (i) Defaults and Breaches. The Company shall not permit to exist any default or breach by the Company of any contract provision beyond any grace period provided for in any contract if the breach or default may result in an amount in excess of $50,000 becoming due and payable by the Company prior to its stated maturity; provided, however, that the existence of any default or breach may be contested in good faith by the Company by appropriate proceedings if adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto.

     (j) Investments. The Company shall not invest in or otherwise divert any of the funds of the Company to any individual, corporation, or business entity, except in the ordinary course of business and consistent with prudent business practices.

     (k) Indebtedness. The Company shall not create, assume, incur, or in any manner become liable in respect of any debt except for (i) indebtedness with respect to trade payables or other expenses incurred in the ordinary course of business; (ii) indebtedness with respect to equipment acquisition or leasing or the lease of office or other space, in the ordinary course of business; and
(iii) money borrowed by the Company from financial institutions providing financing to the Company in the ordinary course of business.

     (l) Liens and Encumbrances. The Company shall not create, incur, assume, or suffer to exist any mortgage, pledgee lien, or other encumbrance of any kind on the Company's assets or properties now owned or hereafter acquired, other than those encumbrances (i) identified under Section 6.11 of this Agreement;
(ii) incurred in connection with financing from financial institutions permitted by Section 7.2(k); (iii) with respect to secured equipment financing or equipment lease transactions permitted by this Agreement; (iv) imposed by any governmental authority for taxes, assessments, or charges not yet due or which are being contested in good faith and by appropriate proceedings; (v) pledges or deposits under workers compensation or other employee-related legislation; and (vi) cash deposits to secure performance of leases, surety and appeal bonds, and other obligations of a substantially similar nature incurred in the ordinary course of business. Notwithstanding the foregoing, the Company shall not create, incur, assume, or suffer to exist any mortgage, pledge, lien, or encumbrance of any kind with respect to any Intellectual Property or with respect to the life insurance policy required by Section 7.1(t), other than those encumbrances incurred in connection with financing from financial institutions permitted by Section 7.2(k).

     (m) Guarantees and Loans. The Company shall not guarantee or endorse an obligation of, or make an advance or loan to, any individual, corporation, or other business entity, or assume any contingent liability, except for (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of the Company's business; (ii) the advancement of travel expense, relocation costs, or compensation in the ordinary course of the Company's business and consistent with prudent business practices; and (iii) advance payments to third parties for materials or services to the extent required to obtain those materials or services in the ordinary course of business, and (iv) advances against anticipated future license fees or royalties in connection with acquisitions of software products or licensing rights with respect to software products.

     (n) Affiliate Transactions. Other than as provided on Schedule 7.2(n), the Company shall not enter into or commit directly or indirectly to any arrangement whereby the Company shall purchase, rent, or lease property or assets from, or sell, transfer, or dispose of any properties or assets (regardless of whether in the ordinary course of business or not) to any affiliate of the Company or any shareholder, director, officer, or employee of the company, or any affiliate of any of them. As used in this Section 7.2(n), the term "affiliate" means any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the person or entity specified; provided, however, that for purposes of this Section 7.2(n), the term "affiliate" does not include wholly-owned subsidiaries of the Company.

     (o) Transfer, Voting and Registration Rights Agreements. Except as set forth on Schedule 7.2(o) or as contemplated by this Agreement and the other Investment Documents, or the Amended and Restated Voting and Co-Sale Agreement or Amended and Restated Registration Rights Agreement, the Company shall not enter into any shareholder agreement, buy-sell agreement, restrictive share transfer agreement, voting agreement, voting trust, or other agreement or commitment relating to the transfer or voting of any equity securities of the Company or any agreement providing registration rights to holders or prospective holders of securities of the Company.

     (p) Liquidation. The Company shall not liquidate, dissolve or effect a recapitalization in any form of transaction.

                                 ARTICLE VIII

                               EVENTS OF DEFAULT
                               -----------------

     Section 8.1. Events of Default. Each of the following events constitute "Events of Default" for purposes of this Agreement:

     (a) The Company fails to pay any installment of principal of or interest on the Notes when due, and that failure continues for ten days.

     (b) Any representation or warranty made by the Company in this Agreement (or by any of its officers) in any certificate, instrument, or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, proves to have been incorrect in any material respect when made.

     (c) The Company fails to perform or observe any other term, covenant or agreement contained in this Agreement, the Notes, or the Warrants on its part to be performed or observed, and any that failure remains unremedied for (i) ten days after the Company receives written notice from the registered holder of the Notes as to a payment default, and (ii) 30 days after the Company receives written notice from the registered holder of the Notes as to defaults other than payment defaults.

     (d) The Company fails to pay any Indebtedness for borrowed money exceeding $250,000 (other than as evidenced by the Notes) owing by the Company, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether the Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise.

     (e) The Company fails to perform any material term, covenant, or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by the Company, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of the failure to pay or perform is to accelerate, or to permit the holder or holders of the Indebtedness, or the trustee or trustees under any agreement or instrument to accelerate the maturity of the Indebtedness, unless the holder or holders of the Indebtedness or the trustee or trustees waive the failure to pay or perform.

     (f) The Company has financial difficulties as exclusively evidenced by (i) its failure generally to pay or its inability to pay its debts as they become due; (ii) admitting in writing its inability to pay its debts generally as they become due; (iii) commencement of a voluntary case under Title 11 of the United States Code ("Title 11") as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of a voluntary case; (iv) filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided or by its failing to controvert timely the material allegations of any petition; (v) the entry of an order for relief in any involuntary case commenced under Title 11; (vi) seeking relief as a debtor under any applicable law, other than Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in that relief; (vii) the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent,
(b) ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (viii) making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

     (g) Any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of the Company, and that judgment, writ, or similar process is not released, vacated, or fully bonded within 60 days after its issue or levy.

     (h) The Company breaches any of its material obligations under the Amended and Restated Voting and Co-Sale Agreement, or the Amended and Restated Registration Rights Agreement.

     Section 8.2. Remedies. If an Event of Default occurs and is continuing, then:

     (a) the Purchaser may, by notice to the Company, declare the entire unpaid principal amount of the Note, all interest accrued, and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due, and payable, whereupon the Note, all accrued interest, and all those amounts shall become and be forthwith due and payable (unless an Event of Default has occurred under Subsection 8.1(h) in which case all those amounts shall automatically become due and payable), without presentment, demand, protest, or further notice of any kind, all of which the Company hereby expressly waives; and

     (b) the Purchaser may proceed to protect and enforce its rights by suit in equity (including without limitation a suit for rescission), action at law, and/or other appropriate proceeding either for specific performance of any covenant, provision, or condition contained or incorporated by reference in this Agreement or any term of the Articles of Incorporation of the Company, or in aid of the exercise of any power granted in this Agreement or in the Amended and Restated Articles of Incorporation of the Company, and, immediately, in the case of Section 8.1(h).

     Without in any way limiting the rights of the holders of the Note, the Company hereby agrees that the holders of the Warrants or the Warrant Shares would have no adequate remedy at law, for monetary compensation or otherwise, for the damages that would be suffered if the Company failed to comply with its obligations under the Warrants, and that the Company therefore agrees that the holders of the Warrants and the Warrant Shares shall be entitled to obtain specific performance of the Company's obligations under the Warrants and this Agreement.

     Section 8.3. Annulment of Defaults. Section 8.1 is subject to the condition that if there is an Event of Default, then, and in every case the holders of 66.67% or more in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind, and annul the declaration and its consequences; but, no rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any other right of the Purchaser.

                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

     Section 9.1. Amendment and Certain Waivers. This Agreement may be amended or modified only by a written agreement executed by the Company and (i) as to the Notes, the holder or holders of at least 66.67% in principal amount of all Notes then outstanding, and (ii) in the case of the Warrants or Warrant Shares, the holder or holders of at least 66.67% of the Warrant Shares issued and issuable upon exercise of the Warrants. In each case of an amendment or modification, copies of the consents of the holder(s) of the Notes and the Warrants or Warrant Shares, as the case may be, shall be delivered to each other holder of the Notes and the Warrants or Warrant Shares. No consent will be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Notes without the consent of the holder thereof or to alter or amend the consent mechanism provided for under this Section 9.1.

     Section 9.2. Benefit of Parties; Assignability. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Company may not delegate its responsibilities or assign its rights under this Agreement without the prior written consent of (i) as to the Notes, the holder or holders of at least 66.67% in principal amount of all Notes then outstanding, and (ii) in the case of the Warrants or Warrant Shares, the holder or holders of at least 66.67% of the Warrant Shares issued and issuable upon exercise of the Warrants.

     Section 9.3. Confidentiality. Except as specified in Section 7.1(h), the Purchaser agrees to use reasonable efforts to keep confidential all information provided to it under the terms and conditions of this Agreement and which is not in the public domain. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement unless the form and substance of the announcement is mutually agreed upon by all parties, which agreement shall not be unreasonably withheld or delayed, or unless public disclosure is required by law.

     Section 9.4. Cooperation. The parties agree that after the Closing they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the transactions contemplated by this Agreement and the Investment Documents.

     Section 9.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.6. Cumulative Remedies and Survival. The rights and remedies specified in this Agreement shall not be exclusive of any other right or remedy and shall be cumulative and in addition to every other right or remedy now or hereafter existing at law or in equity or by statute or otherwise that may be available to the Purchaser and the holders of the Notes, Warrants, and Warrant Shares. All representations and warranties of the Company in this Agreement and the Investment Documents shall indefinitely survive the execution and delivery of this Agreement and the Investment Documents. No investigation or review carried out by or on behalf of the Purchaser shall impair the right of the Purchaser to rely upon the representations and warranties in this Agreement and the Investment Documents in accordance with their terms.

     Section 9.7. Entire Agreement. This Agreement (including the Schedules referred to and incorporated by reference herein that form a part of this Agreement), and the Investment Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no representations, promises, warranties, covenants, or undertakings other than those expressly set forth or provided for herein and therein. This Agreement and the Investment Documents supersede all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement and the Investment Documents, including but not limited to the commitment letter between the Company and the Purchaser.

     Section 9.8. Governing Law and Choice of Forum. All questions concerning the relative rights of the Company and its shareholders shall be governed by the laws of the State of Illinois. Illinois law shall govern the interpretation, construction, and enforcement of this Agreement and all transactions and agreements contemplated hereby, notwithstanding any state's choice of law rules to the contrary.

     Section 9.9. Indemnification. The Company agrees to indemnify, and hold harmless the Purchaser, its subsidiaries, directors, officers, partners, counsel, and employees (each, an "Indemnified Person"), from, and against any, and all liability (including, without limitation, reasonable legal fees incurred in defending against any liability) under, arising out of or are based upon (i) the falsity or incorrectness as of the Closing Date of any representation or warranty of the company contained in or made pursuant to the Investment Documents; or (ii) the existence of any condition, event, or fact constituting, or which with notice or passage of time, or both, would constitute a default in the observance of any of the Company's undertakings or covenants under or pursuant to the Amended and Restated Articles of Incorporation.. The obligations of the Company under this Section 9.9 shall survive, and continue to be in full force, and effect notwithstanding (a) the repayment of the Notes, and (b) the termination of this Agreement. If any litigation or proceeding is brought against any

Indemnified Person in respect of which indemnity may be sought against the Company pursuant to this Section 9.9, the Indemnified Person shall promptly notify the Company in writing of the commencement of the litigation or proceeding. In case any litigation or proceeding shall be brought against any Indemnified Person, and the Indemnified Person shall notify the Company of the commencement of the litigation or proceedings, the Company shall be entitled to participate in the proceedings, and, to the extent that it wishes, jointly with any other similarity notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.

     Section 9.10. Interpretation. The terms and conditions of this Agreement represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and none of which has acted under duress or compulsion, whether legal, economic or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim in connection with the interpretation and construction hereof any rule of law or procedures requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Agreement or any earlier draft hereof.

     Section 9.11. Knowledge of the Company. As used in this Agreement, the phrase "to the knowledge of the Company" and phrases of similar import shall mean, and shall for all purposes be construed as, the collective actual knowledge of the officers and directors of the Company other than those directors representing the Purchaser.

     Section 9.12. Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be deemed sufficient in all respects and to have been duly given on the date of service if delivered personally or by facsimile transmission if receipt is confirmed to the party to whom notice is to be given, or on the third day after mailing if mailed by first-class mail, return receipt requested, postage prepaid, and properly addressed as follows:

     If to the Company:         Open Port Technology, Inc.
                                676 North St. Clair, 9/th/ Floor
                                Chicago, Illinois  60611
                                Attention:  Chief Executive Officer
                                Facsimile:  (312) 867-5101

     With a copy to:            Gordon & Glickson, P.C.
                                444 North Michigan Avenue, Suite 3600
                                Chicago, Illinois  60611-3903
                                Attention:  Mark L. Gordon
                                Facsimile:  (312) 321-9324

     If to Purchaser:           CID Mezzanine Capital, L.P.
                                One American Square, Suite 2850
                                Box 82074
                                Indianapolis, Indiana 46282
                                Attention: John C. Aplin
                                Facsimile:  (317) 269-2355

     With a copy to:            Ice Miller Donadio & Ryan
                                One American Square
                                Box 82001
                                Indianapolis, Indiana 46282
                                Attention: Elizabeth A. Smith
                                Facsimile:  (317) 236-2219

or, as to each of the foregoing, at any other address as shall be designated by that Person in a written notice to the other party complying as to delivery with the terms of this Section.

     Section 9.13. Payments in Respect of Notes. The Purchaser, and any successor holder of the Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all sums shall be shared ratably by all of the holders of the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then the holder receiving the excess payment shall purchase for cash from the other holders an interest in their Notes in those amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding. The Company shall not have any obligation to any Person under this
Section 9.14.

     Section 9.14. Payments in Respect of Warrant. The Purchaser, and any successor holder of the Warrants, by their acceptance thereof, agree that, with respect to the sale to, or repurchase by, the Company or any Person directly or indirectly affiliated with the Company or any of its directors, officers, or shareholders, of the Warrants, equitable adjustment will be made among the holders of the Warrants so that in effect all sums so received shall be shared ratably in proportion to their respective holdings of Warrants. If any holder of the Warrants receives any sum in respect of its Warrants in excess of its pro rata portion, then the holder receiving the excess shall purchase for cash from the other holders of the Warrants an interest in their Warrants in that amount as shall result in a ratable participation of all of the holders in the aggregate of all Warrants then outstanding. The Company shall not have any obligation to any Person under this Section 9.15.

     Section 9.15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, that provision will be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of this Agreement.

     Section 9.16. Table of Contents and Captions. The Table of Contents and captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

     Section 9.17. Validity of Provisions. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, it being the intent of the parties that they would have executed the remaining portion of the Agreement without including any part or portion that may for any reason be declared invalid.

     Section 9.18. Waiver of Breach. Neither any waiver of any breach of, nor any failure to enforce any term or condition of, this Agreement shall operate as a waiver of any other breach of any term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, or claims that any party or any holder of Notes, Warrants, or Warrant Shares may have against any other party or holder of Notes, Warrants, or Warrant Shares for anything arising out of, connected with, or based upon this Agreement. No waiver shall be enforceable against any person unless set forth in a written instrument or agreement signed by that person. No waiver shall be deemed to occur as a result of the failure of any party to enforce any term or condition of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                      OPEN PORT TECHNOLOGY, INC.


                                By:
                                   ----------------------------------

                                Name:
                                     --------------------------------

                                Title:
                                      -------------------------------


                                CID NEZZANINE CAPITAL, L.P.
                                By:  CID Mezzanine Partners, L.P.,
                                  as General Partner

                                By:
                                   ----------------------------------
                                   John C. Aplin, General Partner